Exhibit 10.1
SECOND AMENDMENT
TO THE
JAMES RIVER GROUP HOLDINGS, LTD. 2014 LONG-TERM INCENTIVE PLAN
WHEREAS, James River Group Holdings, Ltd. (“Company”) previously adopted the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended by a first amendment thereto dated May 2, 2017 (“Plan”);
WHEREAS, the Company reserved the right to amend the Plan; and
WHEREAS, subject to the approval of shareholders, the Company desires to amend the Plan to increase the number of shares of the Company’s common stock available for issuance thereunder; to reflect an extension of the Plan’s term for a period of ten years from the date this amendment was approved by the Company’s Board of Directors; and to place certain limitations on the vesting, dividend and dividend equivalent payment, and transferability terms of awards generally granted pursuant to the Plan;
NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date this Second Amendment is approved by the shareholders of the Company, as follows:
1.By deleting Section 3(a)(xii) in its entirety and substituting therefor the following:
“(xii)    to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting (subject to the minimum vesting requirements set forth in Section 6(c)), or the other terms of any outstanding Award (subject to the limitations set forth in the final paragraph of this Section 3(a)); provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;”
2.By deleting Sections 4(a) and 4(b) in their entirety and substituting therefor the following:
“(a)    Shares Available. Subject to adjustment in accordance with Section 13(f), a total of four million nine hundred eighty-two thousand six hundred fifty (4,982,650) Shares shall be available for the grant of Awards under the Plan; provided that no more than three million (3,000,000) Shares in the aggregate may be granted as Incentive Share Options under this Plan. Shares issued under this Plan may be authorized and unissued Shares or issued Shares held as treasury Shares. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Share Appreciation Right or Share Option, (ii) Shares used to pay the exercise price related to an outstanding Share Option or Share Appreciation Right or to pay the withholding taxes respecting any Award, or (iii) Shares repurchased on the open market with the proceeds of a Share Option exercise price.
(b)    Shares Not Applied to Limitations. The following will not be applied to the Share limitations of subsection 4(a) above: (i) dividends or dividend equivalents paid in cash at the time of the settlement of vested Awards, (ii) any Shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, and (iii) Shares and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, amalgamation, consolidation, or acquisition of the employing company with or by the Company. If an Award is to be settled in cash, the number of Shares on which the Award is based shall not count toward the Share limitations of subsection 4(a).”

3.By deleting Sections 6(b), 6(c), and 6(d) in their entirety and substituting therefor the following:
“(b)    Award Agreements. Each Award under this Plan shall be evidenced by an Award Agreement setting forth the number of Restricted Shares, Shares, Restricted Share Units, or Performance Shares, or the amount of cash, subject to such Award Agreement, or the number of Shares to which the Option applies or with respect to which payment upon the exercise of the Share Appreciation Right is to be determined, as the case may be, together with such other terms and conditions applicable to the Award consistent with the limitations and restrictions on the Committee’s discretion as set forth in this Plan. Neither Options nor Share Appreciation Rights may be granted with dividends or dividend equivalent rights and any other Award granted with dividend or dividend equivalent rights shall not provide for payment of dividends or settlement of dividend equivalent rights before the vesting of the Shares or Units corresponding to such rights.
(c)    Term. Each Award Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Award and any applicable performance period, as the case may be, but in no event shall the Term of an Award or the performance period be longer than ten years after the date of grant; provided, however, that the Committee may, in its discretion, grant Awards with a longer term to Participants who are located outside the United States. Except as otherwise expressly contemplated in this Section 6(c), each Award shall provide either (i) that vesting shall be conditioned upon the provision of a minimum period of service of no less than one (1) year measured from the date of the Award’s grant or (ii) the satisfaction of performance criteria measured over a performance period of no less than one (1) year; provided, however, that up to five percent (5%) of the Shares available for grant under the Plan may be subject to Awards without being subject to either such a vesting condition or performance criteria. Notwithstanding the foregoing, the Committee may accelerate the vesting of Awards in cases of death, Disability, retirement, or Change in Control and the Committee may adjust outstanding Awards pursuant to Section 13(f).
(d)    Transferability. During the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant’s legal representative) may exercise an Option or Share Appreciation Right or receive payment with respect to any other Award. Except as otherwise provided by this Section 6(d), no Award of Restricted Shares (prior to the expiration of the restrictions), Restricted Share Units, Options, Share Appreciation Rights, Performance Shares or Other Award (other than an award of Shares without restrictions) may be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so (including pursuant to a decree of divorce or any judicial declaration of property division) shall be of no effect. Notwithstanding the foregoing provisions of this Section 6(d), an Award Agreement may provide that an Award shall be transferable to a Successor in the event of a Participant’s death or transferred for no consideration to a family member or for charitable purposes.”
4.By deleting Section 7(a)(iii) in its entirety and substituting therefor the following:
“(iii)    Exercisability. Each Option shall vest and be exercisable in whole or in part on the terms provided in the Award Agreement, subject to the minimum vesting provisions under Section 6(c) above. In no event shall any Option be exercisable at any time after its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated. No Option may be exercised for a fraction of a Share.”
5.By deleting Section 8(b) in its entirety and substituting therefor the following:
“(b)    Exercisability. Each Share Appreciation Right shall vest and be exercisable in whole or in part on the terms provided in the Award Agreement, subject to the minimum vesting provisions under Section 6(c) above. In no event shall any Share Appreciation Right be exercisable at any time after its Term. When a Share Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. No Share Appreciation Right may be exercised for a fraction of a Share.”

6.By deleting Section 9(b) in its entirety and substituting therefor the following:
“(b)    Acceleration and Adjustment. Subject to the minimum performance period requirements under Section 6(c) above, the applicable Award Agreement may permit an acceleration of the Performance Period and an adjustment of performance targets and payments with respect to some or all of the Performance Shares awarded to a Participant, upon such terms and conditions as shall be set forth in the Award Agreement, upon the occurrence of certain events, which may, but need not, include without limitation, a Fundamental Change, the Participant’s death or Disability, a change in accounting practices of the Company or its Affiliates, a reclassification, share dividend, share split or share combination, or other event as provided in Section 13(f) hereof.”
7.By deleting Section 10(a) in its entirety and substituting therefor the following:
“(a)    Grant. A Restricted Share Award is an Award of actual Shares, and a Restricted Share Unit Award is an Award of Units having a value equal to the Fair Market Value of an identical number of Shares. All or any part of any Restricted Share or Restricted Share Unit Award may be subject to such conditions and restrictions as may be established by the Committee, and set forth in the applicable Award Agreement, which may include, but are not limited to, Continuous Service requirements, a requirement that a Participant pay a purchase price for such Award, the achievement of specific performance criteria, and/or applicable securities laws restrictions. Subject to the restrictions set forth in the Plan and any additional restrictions contained in an Award Agreement, during any period during which an Award of Restricted Shares or Restricted Share Units is restricted and subject to a substantial risk of forfeiture, (i) Participants holding Restricted Share Awards may exercise full voting rights with respect to such Shares and shall be eligible to receive dividends and other distributions payable with respect to such Shares; and (ii) Participants holding Restricted Share Units shall have no voting rights and may be granted dividend equivalent rights with respect to such Restricted Share Units. Any dividends or dividend equivalents attributable to Restricted Share Awards and Restricted Share Units shall be payable only at the same time as the underlying Shares or Restricted Share Units, as applicable, become earned, vested, and payable. If the Committee determines that Restricted Shares shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to execute and deliver to the Company an escrow agreement satisfactory to the Committee, if applicable, and an appropriate blank share power with respect to the Restricted Shares covered by such agreement.”
8.By deleting Section 10(c) in its entirety and substituting therefor the following:
“(c)    Restricted Period. An Award of Restricted Shares or Restricted Share Units shall be subject to the minimum vesting and, if applicable, performance period requirements set forth in Section 6(c) above. Each certificate representing Restricted Shares awarded under the Plan shall bear a legend in such form as the Company deems appropriate.”
9.By deleting the penultimate sentence of Section 12(b) in its entirety and substituting therefor the following:
“Following the conclusion or acceleration of each Performance Period (subject to the minimum performance period requirements under Section 6(c) above), the Committee shall determine the extent to which (i) Performance Criteria have been attained, (ii) any other terms and conditions with respect to an Award relating to such Performance Period have been satisfied, and (iii) payment is due with respect to a performance-based Award.”

10.By deleting Section 13(b) in its entirety and substituting therefor the following:
“(b)    Duration of this Plan; Date of Grant. This Plan, as amended, shall remain in effect for a term of ten (10) years following July 26, 2022 or until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 13(e) hereof. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Award Agreement with respect to such Award; provided, however, that the Committee may grant Awards other than Incentive Share Options to Associates or to persons who are about to become Associates, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Award is granted to a non-Associate who is about to become an Associate, such specified contingencies shall include, without limitation, that such person becomes an Associate.”
11.By deleting Section 13(e) in its entirety and substituting therefor the following:
“(e)    Amendment, Modification and Termination of this Plan. Except as limited by the repricing restriction set forth in Section 3(a) and as provided in Section 6(c) and this Section 13(e), the Board may at any time amend, modify, terminate or suspend this Plan. Except as limited by the repricing restriction set forth in Section 3(a) and as provided in Section 6(c) and this Section 13(e), the Committee may at any time alter or amend any or all Award Agreements under this Plan to the extent permitted by law, in which event, the term “Award Agreement” shall mean the Award Agreement as so amended. Any such alterations or amendments may be made unilaterally by the Committee, subject to the provisions of this Section 13(e), unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law. Amendments to this Plan are subject to approval of the shareholders of the Company only as required by applicable law or regulation, or if the amendment increases the total number of shares available under this Plan, except as provided in Section 13(f). No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant under an Award granted before the date of termination, suspension or modification, unless otherwise provided in an Award Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 9(b), 12(c) or 13(f) hereof does not adversely affect any right of a Participant or other person under an Award. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Associates with the maximum benefits provided or to be provided under the provisions of the Code relating to Incentive Share Options or to the provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.”
12.By deleting Section 13(l) in its entirety and substituting therefor the following:
“(l)    Acceleration. Subject to the minimum vesting and minimum performance period requirements under Section 6(c) above, the Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.”

13.If this Second Amendment is not approved by the Company’s shareholders at the Company’s annual general meeting of its shareholders in calendar year 2022, the adoption of the Second Amendment by the Board of Directors shall be rendered void ab initio and shall be given no force or effect.
IN WITNESS WHEREOF, this Second Amendment is hereby executed by a duly authorized officer of the Company this 25th day of October, 2022.

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ Frank N. D’Orazio
Name: Frank N. D’Orazio
Title: Chief Executive Officer